Exhibit 99.1

FOR IMMEDIATE RELEASE: October 30, 2024

NiSource announces third quarter 2024 results

•Reaffirming 2024 non-GAAP adjusted EPS guidance
•Introducing 2025 non-GAAP adjusted EPS guidance and extending expected annual 6-8% growth to 2025-2029
•Updating 5-year capital expenditure base plan to $19.3 billion

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income available to common shareholders for the three months ended September 30, 2024, of $85.7 million, or $0.19 of earnings per diluted share, compared to net income available to common shareholders of $77.0 million, or $0.17 of earnings per diluted share, for the same period of 2023. For the nine months ended September 30, 2024, on a GAAP basis NiSource's net income available to common shareholders was $515.8 million, or $1.14 diluted earning per share, compared to net income available to common shareholders of $436.1 million, or $0.98 diluted earnings per share, for the same period of 2023.

NiSource also reported third quarter 2024 non-GAAP adjusted net income available to common shareholders of $89.9 million, or $0.20 of adjusted earnings per share ("EPS") compared to non-GAAP adjusted net income available to common shareholders of $83.7 million, or $0.19 of adjusted EPS, for the same period of 2023. For the nine months ended September 30, 2024, NiSource's non-GAAP adjusted net income available to common shareholders of $567.4 million, or $1.26 adjusted EPS, compared to non-GAAP adjusted net income available to common shareholders of $477.0 million, or $1.07 adjusted EPS, for the same period of 2023. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. **

NiSource is reaffirming 2024 non-GAAP adjusted EPS guidance of $1.70-1.74. In 2025 non-GAAP adjusted EPS is expected to be in the range of $1.84-1.88. NiSource is extending its plan to 2029 with non-GAAP adjusted EPS growth expected to be 6-8% annually, driven by $19.3 billion 2025-2029 base plan capital expenditures and 8-10% 2025-2029 rate base growth. The new base capital expenditure plan is approximately $2.9 billion larger than the prior 5-year plan.

“Over the last 3 months we saw several examples of the constructive stakeholder partnerships that differentiate the NiSource family of companies. We are making progress in our rate cases, advanced NIPSCO Integrated Resource Plan (IRP) dialogue and received approvals for several Indiana investments that will improve reliability and lower costs to customers. These and future partnerships are the foundation for our updated 5-year financial plan and the extension of our elevated investment opportunity. I am as proud as ever of our employees and contractors for their continuing outstanding execution.” said NiSource President and CEO, Lloyd Yates.

**Non-GAAP Disclosure Statement

Beginning with the first quarter of 2024, NiSource Inc. changed its disclosure of non-GAAP results and guidance for net operating earnings available to common shareholders to adjusted net income available to common shareholders and for net operating EPS to adjusted EPS to better align with the presentation used by many companies to report their non-GAAP results. The change reflects a name change only and the calculations of each of these non-GAAP metrics remains consistent with the historical calculations.

This press release includes financial results and guidance for NiSource with respect to adjusted net income available to common shareholders and adjusted EPS, which are non-GAAP financial measures as defined by the SEC. The company includes these measures because management believes they permit investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to guidance on adjusted EPS, NiSource reminds investors that it does not provide a GAAP equivalent of its guidance on adjusted net income available to commons shareholders due to the impact of unpredictable factors such as fluctuations in weather, impact of asset sales and impairments and other unusual or infrequent items included in the comparable GAAP measures. The company is not able to estimate the impact of such factors on the comparable GAAP measures and, as such, is not providing guidance on a GAAP basis. In addition, the company is not able to provide a reconciliation of its non-GAAP adjusted EPS guidance to the comparable GAAP equivalents without unreasonable efforts.

Additional Information

Additional information for the quarter ended September 30, 2024, is available on the Investors section of www.nisource.com, including segment and financial information and a presentation, as well as NiSource’s social media channels. The company alerts investors that it intends to use the Investors section of its website www.nisource.com and as well as the company’s social media channels to disseminate important information about the company to its investors. Investors are advised to look at NiSource’s website and its social media channels for future important information about the company.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.3 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. The mission of our approximately 7,400 employees is to deliver safe, reliable energy that drives value to our customers. NiSource is a member of the Dow Jones Sustainability - North America Index and is on Forbes lists of America’s Best Employers for Women and Diversity. Learn more about NiSource’s record of leadership in sustainability, investments in the communities it serves and how we live our vision to be an innovative and trusted energy partner at www.NiSource.com. NI-F

The content of our website is not incorporated by reference into this document or any other report or document NiSource files with the Securities and Exchange Commission (“SEC”).

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FOR ADDITIONAL INFORMATION

Media	Investors
Kristen King	Christopher Turnure
Finance Communications	Investor Relations
(419) 787-1314	(614) 404-9426
kking@nisource.com	cturnure@nisource.com

Forward-Looking Statements

This Press Release contains "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Forward-looking statements in this press release include, but are not limited to, statements concerning our 2024 guidance on adjusted EPS, plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "would," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," "forecast," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this Press Release include, among other things: our ability to execute our business plan or growth strategy, including utility infrastructure investments, or business opportunities, such as data center development and related generation sources and transmission capabilities to meet potential load growth; potential incidents and other operating risks associated with our business; our ability to work successfully with our third-party investors; our ability to adapt to, and manage costs related to, advances in technology, including alternative energy sources and changes in laws and regulations; our increased dependency on technology; impacts related to our aging infrastructure; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the success of our electric generation strategy; construction risks and supply risks; fluctuations in demand from residential and commercial customers; fluctuations in the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demand; our ability to attract, retain or re-skill a qualified, diverse workforce and maintain good labor relations; our ability to manage new initiatives and organizational changes; the actions of activist stockholders; the performance and quality of third-party suppliers and service providers; potential cybersecurity attacks or security breaches; increased requirements and costs related to cybersecurity; any damage to our reputation; the impacts of natural disasters, potential terrorist attacks or other catastrophic events; the physical impacts of climate change and the transition to a lower carbon future; our ability to manage the financial and operational risks related to achieving our carbon emission reduction goals, including our Net Zero Goal, including any future associated impact from business opportunities such as data center development as those opportunities evolve; our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; adverse economic and capital market conditions, including increases in inflation or interest rates, recession, or changes in investor sentiment; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; economic conditions in certain industries; the reliability of customers and suppliers to fulfill their payment and contractual obligations; the ability of our subsidiaries to generate cash; pension funding obligations; potential impairments of goodwill; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; compliance with changes in, or new interpretations of applicable laws, regulations and tariffs; the cost of compliance with environmental laws and regulations and the costs of associated liabilities; changes in tax laws or the interpretation thereof; and other matters set forth in Item 1, "Business," Item 1A, "Risk Factors" and Part II, Item 7, "Management’s Discussion and Analysis of Financial Condition and Results of Operations," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and matters set forth in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, some of which risks are beyond our control. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Schedule 1 - Reconciliation of Consolidated Net Income Available to Common Shareholders to Adjusted Net Income Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2024	2023	2024	2023
GAAP Net Income Available to Common Shareholders	$85.7	$77.0	$515.8	$436.1
Adjustments to Operating Income :
Operating Revenues:
Weather - compared to normal	5.6	9.0	50.6	47.2
Total adjustments to operating income	5.6	9.0	50.6	47.2
Income Taxes:
Tax effect of above items(1)	(1.4)	(2.3)	(13.0)	(12.5)
Preferred Dividends:
Preferred dividends redemption premium(2)	—	—	14.0	6.2
Total adjustments to net income	4.2	6.7	51.6	40.9
Adjusted Net Income Available to Common Shareholders	$89.9	$83.7	$567.4	$477.0
Diluted Average Common Shares	454.5	448.3	451.4	447.4
GAAP Diluted Earnings Per Share(3)	$0.19	$0.17	$1.14	$0.98
Adjustments to diluted earnings per share	0.01	0.02	0.12	0.09
Adjusted Earnings Per Share	$0.20	$0.19	$1.26	$1.07
(1)Represents income tax expense calculated using the statutory tax rates for legal entity.
(2)Represents the difference between the carrying value on the redemption date of the Series B Preferred Stock and the total amount of consideration paid to redeem, net of the fair value of common shares issued during the nine months ended September 30, 2024 and the difference between the carrying value of the Series A Preferred Stock and the total amount of consideration paid to redeem in 2023.
(3) GAAP Diluted Earnings Per Share includes the effects of income allocated to participating securities and adds back the dilutive effect of Equity Units in the prior year. Please refer to Note 5, "Earnings Per Share," within the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2024.